UNITED STATES OF AMERICA
              BEFORE THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE
                                     SYSTEM
                                WASHINGTON, D.C.
                                       AND
                                STATE OF FLORIDA
                        DEPARTMENT OF BANKING AND FINANCE
                               DIVISION OF BANKING
                              TALLAHASSEE, FLORIDA


Written Agreement by and among

SOUTHERN SECURITY BANK
Hollywood, Florida

FEDERAL R)SERVE BADocket No.  98-021-WA/RB-SM
Atlanta, Georgia

STATE COMPTROLLER AND BANKING
  COMMISSIONER OF THE STATE
  OF FLORIDA
Tallahassee, Florida


     WHEREAS, in recognition of their common goal to restore and maintain the financial soundness of the Southern Security Bank, Hollywood, Florida (the "Bank"), a State chartered bank that is a member of the Federal Reserve System, the Bank, the Federal Reserve Bank of Atlanta (the "Reserve Bank") and the State Comptroller and Banking Commissioner of the State of Florida (the "Comptroller") have mutually agreed to enter into this Written Agreement (the "Agreement"), which supersedes the Written Agreement, dated March 17, 1992;

     WHEREAS, this Agreement is being executed in accordance with the Rules Regarding Delegation of Authority of the Board of Governors of the Federal Reserve System (the "Board of Governors"), specifically 12 C.F.R. 265.11(a)(15), and the Reserve Bank has received the prior approval of the Director of the Division of Banking Supervision and Regulation (the "Director") and the General Counsel of the Board of Governors to enter into this Agreement with the Bank; and

     WHEREAS, on October 28, 1998, the board of directors of the Bank, at a duly constituted meeting adopted a resolution authorizing and directing Chairman Philip C. Modder to enter into this Agreement on behalf of the Bank and consented to compliance by the Bank and its institution-affiliated parties, as defined by section 3(u) of the Federal Deposit Insurance Act, as amended (12 U.S.C. 1813(u)) (the "FDI Act"), with each and every provision of this Agreement.

     NOW, THEREFORE, before the taking of any testimony or adjudication of or finding on any issue of fact or law herein, and without this Agreement constituting an admission of any allegation made or implied by the Board of Governors or the Comptroller, the Bank, the Reserve Bank, and the Comptroller agree as follows:

6.         Management Review

(a) Within 30 days of this Agreement, the Bank's board of directors shall engage an outside consultant, acceptable to the Reserve Bank and the Comptroller, to conduct an independent review of the functions and performance of the executive officers of the Bank and prepare a written report of findings and recommendations to the Bank's board of directors. The review shall focus on an assessment of the duties performed by each executive officer and the ability of each officer to perform competently his or her assigned duties. The primary purpose of this review shall be to aid in the development of a management structure that is suitable to the Bank's needs and is adequately staffed by qualified and trained personnel. At a minimum, the qualifications of management shall be assessed for its ability to (1) restore and maintain all aspects of the Bank to a safe and sound condition, and (2) comply with the requirements of this Agreement.

(b) Within 30 Days of the Bank's receipt of the consultant's written report of findings and recommendations required by paragraph 1(a) hereof, the Bank shall submit a written management plan to the Reserve Bank and the Comptroller describing specific actions that the board of directors proposes to take in order to strengthen Bank management and to improve the board of directors' supervision over the Bank's officers. The management plan shall fully address the consultant's findings and recommendations and include written detailed descriptions of the responsibilities of each executive officer of the Bank, including reporting lines of authority and the responsibilities of subordinates. A copy of the consultant's written report shall also be forwarded to the Reserve Bank and the Comptroller.

1.         Dividends and Management Fees

(a) The Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Comptroller, and the Director.

(b) The Bank shall not pay to its parent bank holding company, Southern Security Corporation, Hollywood, Florida, any fee or fees that represent service or management fees of any nature without the prior written approval of the Reserve Bank and the Comptroller. Any request for prior approval pursuant to this paragraph shall be accompanied by documentation adequate to provide the Reserve Bank and the Comptroller with the details of each fee proposed to be paid by the Bank and a description of the benefits proposed to be derived by the payment of the fee, the type of services to be rendered, and the identity of the person or persons who will supply the services or advice covered by the fee.

2.        Capital Adequacy

(a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Comptroller an acceptable written plan to achieve and maintain sufficient capital. The plan shall, at a minimum, address and consider: (1) the Bank's current and future capital requirements, including compliance with the Capital Adequacy Guidelines of the Board of Governors (12 C.F.R. Part 208, App. A and B); (2) any planned growth in the Bank's assets; (3) the Bank's level of concentrations of credit; (4) the volume of the Bank's adversely classified assets; (5) the Bank's anticipated level of retained earnings; and (6) the source and timing of additional funds to fulfill the future capital needs of the Bank.

(b) Notwithstanding the provisions of paragraph 3(a) hereof, the Bank shall, from the date of this Agreement through December 31, 1998, maintain its tier 1 leverage ratio at a level of no less that 6.25 percent. At all times thereafter during the term of this Agreement, the Bank shall maintain its tier 1 leverage ratio at a level of no less than 7 percent.

3.       Compliance with Applicable Laws and Regulations

(a) The Bank shall immediately take all necessary steps to eliminate or correct all violations of State and Federal law, rule, and regulation cited in the State of Florida Examination Report, dated April 4, 1998 (the "Report of Examination").

(b) The Bank shall immediately initiate an affirmative compliance program in order to ensure compliance with the provisions of all applicable laws, rules, and regulations and this Agreement. Pursuant thereto, the management of the Bank shall familiarize itself with the applicable provisions of the Federal Reserve Act and the regulations promulgated thereunder, the laws of the State of Florida, and the provisions of this Agreement.

4.       Brokered Deposits

The Bank shall not accept brokered deposits except in compliance with the provisions of section 29 of the FDI Act (12 U.S.C. 1831e). The Bank shall notify the Reserve Bank and the Comptroller if the Bank requests any waiver of the restrictions imposed by section 29 from the Federal Deposit Insurance Corporation (the "FDIC"), and shall notify the Reserve Bank and Comptroller of the FDIC's disposition of any request for such a waiver.

5.       Asset/Liability Management

(a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Comptroller an acceptable revised written asset/liability management policy designed to improve management of the Bank's liquidity and sensitivity to market risk.

(b) The revised policy regarding liquidity shall, at a minimum, address the following: (1) a minimum level of temporary assets; (2) a maximum level of volatile liabilities; (3) an appropriate level of core deposits; (4) an appropriate level of loans relative to deposits and capital; (5) parameters for off-balance sheet risk; (6) the number and amount of large deposits; (7) the Bank's borrowing availability; and (8) appropriate standards for volume, mix and maturity of the Bank's loans, investments, and deposits.

(c) The revised policy regarding sensitivity to market risk shall, at a minimum, address the following parameters for interest rate risk: (1) appropriate guidelines for "GAP" management; (2) an adequate system to model and control the vulnerability of net interest income to changes in interest rates; and (3) appropriate parameters governing the economic risk to the Bank's capital due to changes in interest rates.

(d) The Asset/Liability Committee (the "ALCO") of the Bank shall be responsible for providing the necessary reports to the board of directors on a monthly basis so that the board of directors can make informed decisions regarding the Bank's management of market risk.

(e) The ALCO shall, at all times, be comprised of at least two outside directors. The ALCO shall be responsible for monitoring compliance with the Bank's asset/liability policies and procedures, and shall review, on a monthly basis, all decisions made by the Bank's management with regard to such policies and procedures, paying particular attention to whether each decision was made in accordance with the established policies and procedures. Any exceptions to the policies and procedures shall be documented by the ALCO as to the reason for the exception, and the continuance of any exception must be approved by a majority of both the ALCO and the Bank's board of directors.

6.       Funds Management

(a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Comptroller an acceptable written funds management plan and procedures to provide for the maintenance of an adequate liquidity position. The plan and procedures shall, at a minimum, address and consider:

(1) Identification of potential sources of liquidity if the Bank were to experience an erosion of its deposit base;

(2) establishment of contingency plans for meeting large, unexpected withdrawals, which shall, at a minimum, include: (A) the sale of assets, and (B) establishing lines of credit with other financial institutions to advance funds on short notice; and

(3) a monthly review by the Bank's board of directors to determine how best to allocate the Bank's available funding sources among various asset categories after reviewing: (A) the Bank's liquidity position; (B) outstanding commitments such as loan commitments and letters of credit; and (C) the Bank's rate-sensitivity position and net interest margin.

(b) The funds management plan shall be coordinated with the Bank's loan, investment, operating, and strategic plan and budget policies.

7.       Concentrations

Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Comptroller an acceptable written policy and procedures to monitor and control concentrations of credit. The policy and procedures shall, at a minimum, address and consider: (a) methods used to identify assets or groups of assets or contingent claims with common risk elements that, in the aggregate, represent 25 percent or more of the Bank's tier 1 capital; (b) the establishment by the board of directors of acceptable limits on concentrations of credit; (c) monitoring procedures to control concentrations of credit; and (d) written monthly reporting of concentration levels to the Bank's board of directors, copies of which shall be retained for subsequent supervisory review.

8.       Policy Revisions

Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Comptroller acceptable revised written policies for the following areas:

(a) Loan Policy: revisions to the loan policy shall include, but not be limited to: (1) the annual review of the loan policy by the board of directors; (2) the establishment of the duties, responsibilities, and procedures for the Bank's Loan and Discount Committee; (3) a requirement that real estate appraisals and bank management inspections be updated annually, and that appraisals be at "fair value" estimates; and (4) the board of directors' annual adoption of a list of approved real estate appraisal firms.

(b) BSA/Suspicious Activity Report/Know Your Customer: revisions to these policies shall include, but not be limited to: (1) maintenance of a sample Currency Transaction Report (Form 4789) and preparation instructions; (2)
establishment of procedures for the detection and review of off-line and multiple transactions; (3) maintenance of a sample Suspicious Activity Report and preparation instructions; and (4) maintenance of a written record of the training received by Bank personnel, including the frequency of training and the names of personnel trained.

(c) Wire Transfer: revisions to the wire transfer policy shall include, but not be limited to: (1) the specification of the positions responsible for performing the various wire transfer functions; (2) required written agreements between the Bank and the customer for requests received by facsimile; (3) a record of the institutions through which incoming and outgoing wire transfers are processed and the instances when these institutions are used for the processing of wire transactions; (4) a requirement that "call-back" procedures are performed and documented when telephone and/or facsimile wire transfer requests are received form customers; and (5) a contingency plan in the event of a disaster or emergency.

9.       Loan Committee

(a) A majority of the Bank's Loan Committee shall, at all times, be comprised of outside directors, who are not executive officers of the Bank. The prior approval of the Loan Committee shall be required for any extension of credit made or acquired by the Bank (1) that in the aggregate will exceed $100,000 to any borrower, including related interest(s) of such borrower, except those collateralized by cash and cash equivalents; (2) to any institution-affiliated party of the Bank, including any related interest(s) of such borrower; or (3) for any loan acquisition aggregating 25 percent or more of the Bank's tier 1 capital. All loan approvals by the Loan Committee shall be made in accordance with the requirements of section 658.48 of the Florida Statutes. The Loan Committee shall have the responsibility for monitoring compliance with the Bank's written loan policies and procedures and shall review, on a monthly basis, all loans made by the Bank and the activities of all personnel of the Bank involved in its lending functions and operations. At each meeting of the Loan Committee, the Committee shall review the current status of all loans in excess of $50,000 that are in default as to principal or interest for 30 days or more as of the date of the Committee meeting, that are adversely classified or listed for special mention by State or Federal examiners in the Bank's latest report of examination or that are to an institution-affiliated party of the Bank. The Committee shall specifically address whether the extension of credit was made in accordance with the Bank's written loan policies and procedures and whether the collection actions undertaken by Bank management to reduce the volume of past due loans were in full compliance with the Bank's collection procedures as set forth in its written loan policies and procedures. The Loan Committee shall maintain accurate written minutes of its meetings, which shall be available for subsequent supervisory review.

(b) At least once every 30 days from the date of this Agreement, but no less than five days before a board of directors' meeting, the Loan Committee shall submit to the board of directors a written report regarding all actions it has taken.

(c) For the purpose of this Agreement, the terms (1) "related interest" shall be defined as set forth in section 215.2(k) of Regulation O of the Board of Governors (12 C.F.R. 215.2(k)); (2) "extension of credit" shall be defined as set forth in section 215.3 of Regulation O of the Board of Governors (12 C.F.R. 215.3); and "executive officer" shall be defined as set forth in section 215.2(d) of Regulation O of the Board of Governors (12 C.F.R. 215.2(d)).

10.       Loan Documentation

(a) Within 45 days of this Agreement, the Bank shall take all necessary steps to correct all exceptions of the Bank's loan files reflected in the loans adversely classified and the loans listed for technical exceptions in the Report of Examination, including, but not limited to, obtaining accurate and current financial statements, updating insurance coverage, and obtaining income/cash flow information.

(b) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and to the Comptroller a written report detailing the actions taken pursuant to paragraph 11(a) hereof.

11.       Allowance for Loan and Lease Losses

(a) Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified "Loss" in the Report of Examination that have not been previously collected in full or charged-off.

(b) The Bank shall continue to maintain, through charges to current operating income, an adequate allowance for loan and lease losses (the "ALLL"). The adequacy of the ALLL shall be determined in light of the current level of nonperforming loans, the current level of concentrations of credit within the loan portfolio of the Bank, past loss experience, evaluation of the potential losses in the loan portfolio of the Bank, especially the potential for unidentified losses in loans adversely classified, current economic conditions and examiners' criticisms or other comments contained in the Bank's most recent report of examination, and the requirements of the Interagency Policy Statement on the Allowance for Loan and Lease Losses, dated December 21, 1993. A written record shall be maintained indicating the methodology used in determining the amount of the ALLL needed.

12.       Loan Review

The board of directors shall take all actions necessary to ensure the Bank's compliance with its established written loan review policy and procedures and shall not amend such policy and procedures without the prior written approval of the Reserve Bank and the Comptroller.

13.       Strategic Plan and Budget

(a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Comptroller a written strategic plan and budget concerning the Bank's proposed business activities for 1999. This plan shall, at a minimum, provide for or describe: (1) the responsibilities of the Bank's board of directors towards the definition, approval, implementation and monitoring of the strategic plan and budget, and the procedures designed to ensure that the board of directors fulfills such responsibilities; (2) management, lending, and operational objectives, given the condition of the Bank as reflected in the Report of Examination and subsequent reports; (3) an earnings improvement plan, with emphasis on the net interest margin and overhead expenses; (4) the operating assumptions that form the bases for major projected income and expense components, and the sources and uses of new funds; (5) financial performance objectives, including plans for asset growth, earnings, liquidity, and capital supported by detailed quarterly and annual pro forma financial statements, including projected budgets, balance sheets and income statements; (6) the establishment of a monthly review process to monitor the actual income, expenses and net cash flow of the Bank in comparison to budgetary projections; (7) the quarterly revision of projected financial statements, including projected quarterly and annual budgets and quarter-end and year-end balance sheet and income statements for the Bank; and (8) the submission to the Reserve Bank and the Comptroller of a revised strategic plan or budget 60 days prior to the occurrence of planned material changes to the strategic plan or budget. (b) A strategic plan and budget for each calendar year subsequent to 1999 shall be submitted to the Reserve Bank and the Comptroller at least one month prior to the beginning of that calendar year. The revised quarterly and annual financial statements required by paragraph 14(a)(7) hereof shall be submitted to the Reserve Bank and the Comptroller within 30 days of the end of each calendar quarter.

14.       Call Reports

The Bank shall take such actions as are necessary to ensure that all Consolidated Reports of Condition and Income filed or published by the Bank accurately reflect the Bank's condition on the date(s) for which such reports are filed or published, that all such reports are filed or published in a timely manner, and that all records indicating how such reports are prepared are adequately maintained for subsequent supervisory review.

15.       Approval of, and Compliance with, Submissions

(a) The plans, policies, and procedures required by paragraphs 3(a), 6(a), 7(a), 8, and 9 hereof shall be submitted to the Reserve Bank and to the Comptroller for review and approval. The Reserve Bank and the Comptroller may comment on the plans, policies, and procedures. Acceptable plans, policies, and procedures shall be submitted to the Reserve Bank and to the Comptroller within the time periods set forth in this Agreement. The Bank shall adopt all approved plans, policies, and procedures within 10 days of approval by the Reserve Bank and the Comptroller and then shall fully comply with them. During the term of this Agreement, the Bank shall not amend or rescind the approved plans, policies, and procedures without the prior written approval of the Reserve Bank and the Comptroller.

(b) The Bank's board of directors shall review all policies and procedures annually, and review compliance with all policies and procedures quarterly.

16.       Quarterly Reports

Within 30 days of the end of reach calendar quarter (September 30, December 31, March 31, and June 30) following the date of this Agreement, the Bank shall furnish to the Reserve Bank and the Comptroller written progress reports detailing the form and manner of all actions taken to ensure compliance with this Agreement and the results thereof. The board of directors of the Bank shall certify in writing to the Reserve Bank and to the Comptroller that each director has reviewed each quarterly progress report required by this paragraph. Such reports may be discontinued when corrections required by this Agreement have been accomplished, and the Reserve Bank and the Comptroller, have, in writing, released the Bank from making further reports.

17.       Communications

All communications regarding this agreement shall be sent to:

              (a)          Mr. Marion P. Rivers, III
                           Assistant Vice President
                           Federal Reserve Bank of Atlanta
                           104 Marietta Street, NW
                           Atlanta, Georgia 30303-2713

              (b)          Mr. Robert F. Milligan
                           State Comptroller and Banking Commissioner
                           Office of the Comptroller - The Capital
                           State of Florida
                           Tallahassee, Florida 32399-0350

              (c)          Mr. Phillip C. Modder
                           Chairman
                           Southern Security Bank
                           3475 Sheridan Street
                           Hollywood, FL 33021

Miscellaneous

19. Not withstanding any provision of this Agreement to the contrary, the Reserve Bank and the Comptroller may, in their sole discretion, grant written extensions of time to the Bank to comply with any provision of this Agreement.

20. The provisions of this Agreement shall be binding upon the Bank and all of its institution-affiliated parties, in their capacities as such, and their successors and assigns.

21. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated or suspended by the Reserve Bank and the Comptroller.

22. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors or the Comptroller from taking any other action affecting the Bank or any of its current or former institution- affiliated parties and their successors and assigns.

23. This Agreement is a "Written Agreement" for the purpose of section 8 of the FDI Act (12 U.S.C. 1818).

24. As of the date of this Agreement, the Written Agreement by and among the Bank, the Reserve Bank, and the Comptroller dated March 17, 1992, is terminated

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 13th day of November, 1998. ---- --------


Southern Security Bank              Federal Reserve Bank of Atlanta

By:   s/Philip C.                   By:    s/Marion P. River, III

                                    State Comptroller and Banking
                                    Commissioner of the State of Florida


                                    By:      s/Robert F. Milligan

     The undersigned directors of the Bank individually acknowledge reading the foregoing Agreement and approve of the consent thereto by the Bank.

s/ Sylvia M. Berman                                  s/Philip C. Modder
Sylvia M. Berman                                     Philip C. Modder

s/Timothy S. Butler                                  s/Eugene J. Strasser
Timothy S. Butler                                    Eugene J. Strasser, M.D.

s/Frank D. Camperlengo                               s/James L. Wilson
Frank D. Camperlengo                                 James L. Wilson

                             SOUTHERN SECURITY BANK
                        ASSET/LIABILITY MANAGEMENT POLICY

                     REVIEWED & APPROVED SEPTEMBER 29, 1998

Southern Security Bank is a full service banking institution organized and operated to meet the financial needs of individuals and businesses throughout the Bank's defined market area.


I.       STATEMENT OF ASSET/LIABILITY MANAGEMENT POLICY

A. Asset/Liability Management is the coordination of all balance sheet categories so as to maximize shareholder wealth. The actual practice of Asset/Liability Management focuses on the narrower asset/liability relationship between variable rate assets and variable rate liabilities. The advent of deregulation caused financial institution management to assess their ability to reinvest variable cost funds into profitable investments to maintain stable profitability. Because banking is an industry that is changing together with the fluctuating nature of the local and national economies, this policy is subject to change as needed. The asset/liability management objectives of Southern Security Bank include the following.

     1.   Managing  net  interest   margins.
     2.   Managing profitability
     3.   Controlling  interest rate risk exposure (GAP  analysis).
     4.   Insuring liquidity
     5. Performing balance sheet planning (maintaining the ability to meet loan demand and deposit withdrawals).
     6.   Perform tax planning.
     7.   Plan bank funding.

B. It shall be the policy of the Bank's management to achieve the above objectives in the functioning of its Asset/Liability Management Policy. Quantitative goals shall be established to fit these objectives in light of the operating environment and long-term planning goals.

C. Foremost among the policies to govern Asset/Liability Management is that of requiring full compliance with all state and federal laws.


II.      AUTHORITY FOR ASSET/LIABILITY MANAGEMENT COMMITTEE

         Asset/Liability management policies of the Bank are under the purview of the Board of Directors who shall delegate authority for their formulation and administration to the Asset/Liability Management Committee (ALCO).


III.     ASSET/LIABILITY MANAGEMENT COMMITTEE

A. An Asset/Liability Management Committee shall be appointed by the Board of Directors to:

     1. monitor business conditions, financial markets and regulatory change on a continuing basis.
     2. manage mix of rate sensitive sources and uses of funds over interest rate cycles.
     3. evolve key loan deposit investment and funds management strategies consistent with profit planning and long-range goals and objectives.

B. The composition of this committee shall include the President, the Chief Executive Officer, the Cashier, and the Senior Lending Officer. As the staff of Southern Security Bank increases in size and additional officers are employed, the committee may decide to include additional members, which may also include directors. The Chairman of the committee shall be the President of the Bank who shall be responsible for carrying out the Asset/Liability management subject to not less than quarterly review by the Board of Directors, or more often if conditions dictate.

C. The Asset/Liability Management Committee shall meet at least monthly or more frequently as conditions require, such as in times of increased rate volatility and unexpected economic changes.

D.   At its monthly meetings, committee members will review:

     1.   minutes of the previous meetings.
     2. monthly Asset/Liability funds budget in relation to the actual flow of funds as well as peer group comparisons. The committee will also conduct a spread analysis and determine how well the allocation of sources and uses of funds as well as related strategies and programs are working to meet the Bank's longer range targets.
     3. alternative scenarios developed through sensitivity or what if analysis. These scenarios may incorporate such variables as expected loan demand, investment opportunities, core deposit growth within specific categories, regulatory changes, monetary policy adjustments and the overall state of the economy and, in addition, interest rates on particular sources and uses of funds.
     4. ratio of the amount of rate-sensitive assets to the amount of rate-sensitive liabilities which are sensitive within defined time frames, (e.g., 90, 365 days). The committee may also examine and discuss funds gap reports which itemize rate-sensitive assets and rate-sensitive liabilities and the maturity distribution. Furthermore, it may review rate-sensitivity reports as well as mix/spread analysis to assess the effects of anticipated interest rates and of the volume and mix of asset/liability items on net interest margin.
     5.   current  and  prospective  liquidity  position  both on the  asset and liability sides of the balance sheet and in relation to rate sensitivity.
     6. results of the implementation of funding strategies which are designed to insure that the Bank has adequate funds for loans, investments, deposit coverage, debt repayment and the expansion of service capability when they are necessary. Prospective assessment of the availability of funds both for shorter term and capital purposes at a price that will give a reasonable and consistent return on investment in relation to the risk involved. To review the weighted average maturity distribution on money market certificates and $100,000 and larger certificates of deposits.
     7. balances maintained with correspondent banks and other non- earning assets.
     8.   ratio of loan loss reserve to outstanding loans.
     9. capital levels to determine whether they are sufficient to support asset growth; to underwrite interest rate risk; to match the expectations of rating agencies and the marketplace, and to meet long-and short-term funding needs. To periodically review the Bank's dividend policy.
     10.  tax position.
     11. recommendations on asset/liability allocations, current months funds budget and action plan.

E. Discussion of information recommendations and actions taken by the committee will be recorded and reported in the minutes of the meeting. Copies of these minutes will be distributed to the committee members and other key personnel. A copy of the minutes for each meeting will be maintained on file by the Cashier.

F. This committee will be involved in all operations and functions of the Bank. It requires a management information system providing thorough and useful information quickly available.

G. The committee shall attempt to be proactive rather than reactive in implementing and accomplishing balance sheet goals. Such strategy may include:

     1.   establishing  loan  pricing  closely  paralleling  the Bank's  cost of funds.
     2. providing variable/renegotiable rate loan products which will change based upon an appropriate index. It will be the intention of the committee to have these variable rate products reflect, as much as possible, changes in the Bank's own cost of funds.
     3. utilizing secondary mortgage market capabilities through loan origination and pass through arrangements to maintain liquidity.
     4. assessing the role of the investment portfolio in light of interest rates and tax issues.
     5. maximizing investment yield subject to risk and maturity considerations. In addition, certain hedging devices, e.g., interest rate swaps, options and loss programs may be used from time to time to more effectively manage the portfolio.
     6. developing an investment portfolio that is responsive to fluctuating levels of interest rates by emphasizing shorter maturities and money market instruments to better match funding liabilities.

H. Asset/Liability Management affects all bank activities. The remaining policy areas discussed herein interrelate with Asset/Liability management.


IV.  ANNUAL PROFIT PLAN

A. Long-range plans serve as the basis for profit plans and the ALCO will review variances from the budget segments of these plans so that timely corrective action can be taken or adverse variances with regard to interest rates, volume levels, and mix of assets and liabilities.

B. The committee will also review performance measures not less than quarterly. Based on discernible changes and trends or patterns, it will make alterations and strategies for loan policies, investment portfolio structure and funds acquisitions in order to achieve year-end goals.

C. On an operating level, management will have sufficient authority to react to contingencies daily.

D. Sufficient flexibility will be built into the budgeting process so that variance analysis input and rolling forecasts can be factored on an ongoing basis.

E. The Board of Directors will review no less than each calendar quarter comparisons of actual versus planned results in the annual profit plan. These reviews will focus on dollar as well as percentage variances for the month being reviewed in the results.


V.   LIQUIDITY POLICY

A. Liquidity represents the ability to accommodate the most efficient decreases in deposits and/or the run-off of other liabilities as well as fund increases in the loan portfolio, lines and letters of credit and fulfill short-term credit needs. A bank has adequate liquidity potential when it can obtain sufficient cash promptly at a reasonable cost. Liquidity is essential to compensate for expected and unexpected balance sheet fluctuations and to provide funds for growth. The price of liquidity is a function of market conditions and the degree of interest rate and credit risk. If liquidity needs are met through holdings of high quality, short-term assets, the price is income sacrificed by not holding longer term and/or lower quality assets. If liquidity needs are not met through liquid asset holdings, the Bank may be forced to acquire additional liabilities under adverse market conditions at excessively high rates. Determination of the adequacy of the Bank's liquidity position depends on the analysis of:

     1.   historical funding requirements.
     2.   current liquidity position.
     3.   anticipated future funding needs.
     4.   options for reducing funding needs or attracting additional funds.
     5.   sources of funds.

B. To insure adequate liquidity or a safe pattern of cash flows in a fluctuating rate environment, the ALCO will consider the implementation of three strategies:

     1. Extending the maturities of the Bank's liabilities unless interest rates are heading downward.
     2. Diversifying the Bank's sources of funds, including the development of new funding sources.
     3. Matching the maturity of assets and liabilities, recognizing that this strategy usually causes a higher cost of funding assets than maturity mismatching.

C. In assessing liquidity, the committee will consider current position and future outlook. It will especially monitor those Key Indicators in Section "F" that follows.

D. To provide funds to satisfy liquidity needs, the Bank must do one or more of the following.

     1.   Dispose of liquid assets.
     2. Increase short-term borrowing or issue additional short-term deposit liabilities.
     3.   Decrease holdings of non-liquid assets.
     4.   Increase liabilities of a term nature.
     5.   Increase capital funds.

E. The ALCO will guide the Bank's funding operations according to the following principles:

     1. Compete for stable deposit money by building multi- service customer relationships.
     2. Lengthen the maturity of purchased liabilities unless longer term rates so far exceed current or prospective short-term rates as to make this option unfeasible.
     3. Diversify sources of funds by maintaining an active presence in as many money markets as possible for a bank of equivalent size.
     4. Promote buyer/seller relations and market reputations so that investor confidence will enable the Bank to raise funds it needs when it needs them at reasonable rates.
     5. Plan and arrange for contingency funding through a variety of sources before adverse market conditions cause difficulty.
     6. Conduct frequent profitability analysis of deposit accounts relationship and compare funds cost with those of alternative sources.

F. Key Indicators; Targets and Guidelines. It should be understood that Targets are suggestions and if not met, an acceptable explanation will follow, whereas Guidelines are required and should not be violated unless prior approval is obtained. These key indicators are as follows:

LIQUIDITY, GAP & RATE RISK DATA:

     1. Volatile Liability Dependence Ratio; not less than +10%, preferably a negative ratio. (Target)
     2. Temporary Investments to Average Total Assets; range between 10% to 20% (Guideline). Temporary investments are interest bearing balances due from depository institutions, federal funds sold and securities purchased under agreements to resell, trading-account assets, and debt securities with remaining maturities or earliest repricing opportunity of one year or less.
     3. Certificates of Deposits, Borrowing and Public Funds to Total Assets; less than 50% Ratio (Target).
     4.   Borrowing to Tier 1 Capital; less than 200% (Guideline).
     5. Total Rate Sensitive Asset to Rate Sensitive Liability; ratio between .80 to 1.20 (Target).
     6. Rate Sensitive Asset to Rate Sensitive Liability ratio 0-365 days; range between .80 to 1.20. (Target)
     7. Rate Sensitive Asset to Rate Sensitive Liability ratio 0-90 days; range between .80 to 1.20 (Target).
     8. Rate Sensitive Asset to Rate Sensitive Liability ratio 91-365 days; range between .80 to 1.20. (Target)
     9. Zero to 365 day GAP to Total Assets (Month End); range between -10% to +10%. (Guideline)
     10. Zero to 90 day GAP to Total Assets (Month End); range between -10% to +10%. (Target)
     11. 91 - 365 day GAP to Total Assets (Month End); range between -10% to +10%. (Target)
     12. Riskless Assets to Total Assets; range between 10% to 25%. (Guideline) Riskless Assets are cash & due from, U.S. treasuries and government agency securities less pledge amount, FDIC insured certificates of deposits, cash and federal funds sold.
     13. Net Liquidity to Net Liability; ratio greater than 20% (Target). Net Liquidity is cash, due from banks, fed funds sold, interest-bearing deposits maturing in 30 days or less, and market value of all unencumbered, rated, investment-grade securities. Net Liability is total deposits less due from banks.
     14. Short Term Liquidity to Total Assets; range should be greater than 20%. (Target)
     15. Net Yield on Earning Assets (N.I.M.); In determining the spread (rate differential) between marginal liability cost and marginal yield, reserve requirements, taxes and deposit insurance must be considered incremental costs for cost of funds calculations. The resulting net spread should not be less than 3%. (Target)

LENDING DATA:

     1. Net Loan & Discount to Total Deposits; ratio not greater than 75% maximum. (Guideline, refer to loan policy)
     2. Net Loans & Discount to Total Assets; not greater than 75% (Target, defer to loan policy).
     3. Commercial Loans to Total Loans & Discount; not to exceed 60% (Target, defer to loan policy).
     4. Consumer Loans to Total Loans & Discount; not to exceed 60%. (Target, defer to loan policy).
     5. Real Estate Loans to Total Loans & Discount; not to exceed 60%. (Target, defer to loan policy).
     6. Zero to 180 day Rate Sensitive Loans to Total Loans & Discount, 50% to 70%. (Guideline)
     7.   Gross Off  Balance  Sheet  Items / Total  Assets;  not to exceed  +10%
          (Target)
     8. Net Loans & Leases (x Tier 1 Capital); not greater than 14x (Target, defer to loan policy

G. A bank of equivalent size runs an extreme risk of illiquidity quickly due to the risk of loans transferred from other institutions inherently exceeding the transfer of deposits. Therefore, it is imperative that the established policy be adhered to as it relates to prudent maximum loan limits rather than the legal maximum limits which relate to the amount of capital, not liquidity. A loan & discount policy has been adopted and is referenced hereto.

H. Similarly, long-range investment strategies based on the investment policy incorporated herein must have regard for liquidity needs. Liquidity is sought while at the same time minimizing the cost of those funds. It must be expected to experience cyclical deposit fluctuations particularly in the Florida economy and to a lesser degree, loan demand fluctuations. The ALCO will endeavor to make educated predictions for funding requirements and investments which can be purchased with these requirements in mind.

I. There should be established unsecured (preferably) or secured lines of credit with correspondent banks. A minimum of one and preferably at least two lines should be established as diversification reduces dependency on any single supplier. The Bank should not exceed its capacity to borrow in any one area or market. The committee shall determine an appropriate level of borrowing that the Bank may have. These lines of credit shall include, but not be limited to fed funds, repurchase agreements, reserve discount window, etc.

VI.      PRIMARY FUNDING NEEDS AND SOURCES

Primary funding needs and sources are measured by the need and ability to raise cash at a reasonable cost or minimum loss. The Bank must be capable of meeting all customer obligations at all times. Specifically, the Bank must meet cash withdrawal requirements, fund lines and letters of credit, and fulfill short-term credit needs. Practically, the Bank will achieve sufficient liquidity by the following procedures:

     1.   Pursuit of core deposits.
     2. The Bank should have part of the investment portfolio maturing within one year. As these investments mature, they will be used to meet the Bank's cash needs or they will be reinvested to maintain a desired liquidity position.
     3. The Bank will attempt to define volatile deposits existing in the certificate accounts (i.e., accounts over $100,000). This balance in the account will be classified as volatile money and the Bank will keep at least an amount equal to this in the fed funds sold account to offset volatile deposits. This money in fed funds would then become a temporary source of liquidity if needed.
     4. The Bank may apply for a seasonal line of credit from the Federal Reserve or a correspondent to be used if needed.
     5. Should the Bank experience temporary high loan demand, the Bank will attempt to meet it by selling loans to correspondent banks.
     6. In terms of illiquidity, the Bank could explore the possibility of raising money by buying money from such sources as the CD market.
     7. For liquidity purposes the Bank is classifying the investment portfolio into liquidity and income designations. Government agency, and other short-term investments maturing within two years, and municipal securities maturing within one year, will be designated as "liquid" investments, while investments with maturities greater than the above criterion will be considered "income" investments.
     8. The Bank will attempt to forecast loan and deposit expectations through the use of historical trends and future economic expectations. These projections will enable the Bank to plan for seasonal liquidity needs rather than react hastily to liquidity pressures.
     9. Should the Bank become illiquid in spite of these steps, the Bank will curtail lending. The first step is to curtail making loans to non customers, the second step is to curtail making real estate mortgage loans; the third step is to curtail making commercial loans; the fourth step will be to slow consumer loans; and the fifth step is to refuse loans to new customers; and the sixth step is to refuse short-term working capital loans to existing commercial customers or short-term loans to individual customers.

VII.     INTEREST RATE RISK MANAGEMENT

The authority and responsibility for interest rate risk management rests with the Bank's Board of Directors. The Board delegates the responsibility for day to day interest rate risk management to ALCO. The goals and objectives for the interest rate risk management of the Bank is enacted to meet the following goals:

     A) Ensure management and Board awareness of the Bank's interest rate risk exposure;
     B)   Enable dynamic measurement and management of interest rate risk;
     C) Select strategies that optimize the ability of the Bank to meet its long-range financial goals while maintaining interest rate risk within policy limits established by the Board of Directors;
     D) Use both income and market value oriented techniques to select strategies that optimize the relationship between risk and return;
     E) Establish interest rate risk exposure limits for fluctuations in net income.

The responsibilities of the ALCO as it relates to interest rate risk management will include:

     A) Develop, review and modify as needed the primary asset-liability strategy of the Bank. The strategy developed will be consistent with the interest rate risk management objectives, strategic plan and primary operating strategy of the Bank and will ensure that Bank meets all board and regulatory requirements.
     B)   Evaluate  the  Bank's  current  interest  rate risk  position  (static analysis) and the potential effect of the Bank's primary asset-liability strategy (dynamic analysis) to insure that the risk/return tradeoffs are consistent with the interest rate risk objectives of the Bank. Static analysis is the testing of the current balance sheet whereas dynamic analysis is the forecasting of the balance sheet.
     C) Regular review of pricing of assets and liabilities. Actions taken in pricing loans and deposits will be designed to optimize loan mix and yields, minimize funding costs, while keeping a balance sheet structure consistent with the current asset-liability strategy of the Bank. When the marginal cost of needed wholesale funding is lower than the marginal cost of raising this funding in retail markets. The Bank may supplement retail funding with funding from wholesale sources (e.g., the Federal Home Loan Bank of Atlanta). Reverse repurchase agreements and dollar rolls may be done through brokers.
     D) Review of investment actions (purchases, sales, calls, transfers, and designations to held-to- maturity, available-for-sale or held-for-trading) taken by the Investment Committee to insure that the investment portfolio has risk/return characteristics consistent with the Bank's current asset-liability strategy.
     E) On at minimum a quarterly basis, review any deviations between actual performance and policy limits and strategic plans. Make any modifications to Bank's interest rate risk strategy resulting from this review. Although the interest rate risk objectives are set, the management of interest rate risk is an on-going process which must be reviewed and modified as conditions change.
     F) Inform the Board of any regulatory developments that affect asset/liability policies and strategies.
     G) In addition, the ALCO Committee will review the following on a regular basis:

          1)   Progress on previously determined strategies;
          2)   Economic conditions (local, regional and national);
          3)   Interest rate outlook (local, regional and national);
          4)   Loan and deposit demand;
          5)   Deposit pricing and maturity structure;
          6)   Loan pricing and maturity structure;
          7)   Liquidity position; and
          8)   Regulatory capital position.

At least quarterly, a report which outlines Bank's interest rate risk exposure will be presented to the Board. The Board shall review the results of the operational decisions and shall make adjustments as it considers necessarily and appropriate, including adjustments to the authorized level of interest rate risk. The report and subsequent actions of the Board shall be recorded in the minutes of the regular board meetings.

Guidelines for Control of Interest Rate Risk:

It is the intention of this policy to promote the Bank's long standing philosophy of safe and sound conservative management. The policy will provide the ALCO with the needed guidelines to address interest rate risk. However, this policy is also intended to provide the flexibility needed to permit a prompt response to economic and other conditions.

The ALCO will review both deposit and loan goals, using dynamic analysis techniques to determine which strategies will meet the institution's growth and interest rate risk goals. The analysis will evaluate whether to use retail or wholesale strategies to fund this growth. It will also evaluate whether investments or loans offer the best returns after adjusting for risks and costs. While the interest rate risk management strategy will normally attempt to match the repricing characteristics of the institution's assets to those of its liabilities, this policy recognizes that from time to time it may be in the institution's best interest to take on a moderate amount of interest rate risk. Strategies that increase interest rate risk are allowable under this strategy as long as they have been evaluated using both static and dynamic interest rate risk measurement techniques. The evaluation must show that the Bank will remain in compliance with its interest rate risk policy limits before such a strategy can be approved.

Measuring risk to net interest income:

After the Bank has stratified it's assets and liabilities and determined how it will treat embedded options (if any), it must measure net interest income (NII) at risk. The formula to translate Gaps into the amount of net interest income at risk, measuring exposure over several periods is:

(periodic Gap) x (change in rate) x (time over which the periodic Gap is in effect) = change in NII

This formula is applied to the Gap report and calculates the change in the Bank's net interest income for an immediate 100 and 200 basis-point increase in rates. If the Bank has a positive Time Band Gap, this means that more assets than liabilities will reprice or mature during this time frame. The cumulative earnings effect of the Bank's potential repricing imbalances would result in the total column under impact on annualized net interest income.

This method of measuring the Bank's net interest income at risk employs numerous basic assumptions, which may include the following.

     1. Assumes all repricings occur at the midpoint of the time band. Non-maturity deposits (including Savings accounts, NOW accounts, and Money Market accounts)are Beta Adjusted at 25% in both the less than 1 month as well as the 1 to 3 months time band. Each of the foregoing non-maturity deposits (including non-interest bearing demand deposits) are Beta adjusted at 12.5% for the 3 - 6 month and also the 6 - 12 month time bands;
     2.   All maturing assets and liabilities are reinvested at overnight rates;
     3.   No other new business is booked;
     4. There is an instantaneous change in the overnight rate to a new and constant level;
     5.   All interest rates move the same amount.

The impact of Gap on the net interest income will have one of the following impacts:

     A) NEUTRAL GAP: Regardless of what rates do, there should be no change in the net interest margin.
     B) POSITIVE GAP: A positive Gap in a rising rate environment will increase the net interest margin, Conversely, a declining rate environment will decrease the net interest margin.
     C) NEGATIVE GAP: A negative Gap in a rising rate environment will decrease the net interest margin, Conversely, a declining rate environment will increase the net interest margin.

The effect of the market rate shocks on the NII may also be reviewed for the more extreme rate shocks outward to the plus or minus 200 basis points immediate and permanent rate shocks. This allows management to monitor that the Bank will maintain an adequate capital level even in an extremely adverse rate shock environment. The Bank's ALCO will report the to the Board of Directors the effect of changes on NII not less than quarterly.

Gap Analysis:

Gap analysis is a static interest rate risk measurement tool because it measures the level of interest rate risk in an existing balance sheet. The completed gap report compares how quickly an institution's assets respond to changes in market rates as compared to its liabilities. Presumably, if one side of an institution's balance sheet responds more quickly to changes in market rates than the other, interest income will change faster (or slower) than interest expense. The gap is the mismatch between the quantity of assets and liabilities repricing in a given period of time.

As an interest rate risk management tool Gap has shortcomings identified by three factors. First, it doesn't directly measure the effect of changes on rates on income. Rather it delivers an index of rate sensitivity. Second, its not a very accurate tool for measuring the interest rate risk in complex financial instruments with imbedded options like fixed and adjustable-rate mortgages. Third, because it is a static measurement tool, it can only evaluate the interest rate risk in historical balance sheets. Gap is an ineffective tool for measuring the risk/return tradeoffs between strategies an institution is considering.

While Gap is an indicator of the level of interest rate risk in the balance sheet, it can not measure the impact of a change in market rates on earnings. The effect of the placement of the deposits significantly impacts the analysis. Gap analysis provides only rough indicators of interest rate risk. While dollar maturity mismatches are identified, the effects of different repricing rates, periodic repricing limits, floor or ceiling rates, or other factors are not included. Caution is warranted in interpreting the gap estimates. Even though gap is only a rough indicator of interest rate risk, the Bank will review and monitor the gap ratios outlined previously in Section F (Key Indicators). Any gap ratio exception will warrant an explanation to the Board from the ALCO in its recorded minutes. The Bank will primarily rely on the net income simulation to measure and monitor interest rate risk.

The Board recognizes that no policy can anticipate all the conditions, situations and opportunities which may arise in the normal course of operations. Management, therefore is expected to exercise prudent judgement in the implementation of this policy. All deviations from the guidelines established by this policy will be approved in advance by the ALCO with such deviations promptly reported to the Board.

VIII.    OFF BALANCE SHEET POLICY

The Off Balance Sheet items (contingent liabilities) of the Bank will consist primarily of unused portions of committed lines of credit where the Bank has a legal obligation to fund these unused portions when called upon. Said legal obligations arise from the acceptance of a commitment fee from the borrower whether or not the facility has actually closed.

Additionally, while the Bank is not at this time seeking to engage in the issuance of standby or trade letters of credit, the Bank recognizes the possibility of being called upon to do so by existing customers. Any letter of credit activity will be subject to the same policy, procedures, credit and collateral requirements that any loan request is subject to and once paid for, will become an Off Balance Sheet Item until it is called upon or expires.

Due to liquidity considerations and their generally lower profit potential, total exposure in letters of credit will be reviewed monthly by the Director's Loan & Discount Committee. Because of liquidity considerations, all unused portions of lines of credit and commitments will be reviewed as quantified in the Loan & Discount Policy, which is incorporated herein by reference.

IX.      INTERBANK LIABILITIES (REGULATION F)

Credit Exposure that may exist between the Bank and its correspondent banking relationship with outside correspondents, as that term is defined in the Federal Reserve's Regulation F, shall at all times be monitored and controlled as required by that regulation.

A. No less frequently than quarterly, the Bank's Cashier, or in his absence the Senior Loan Officer, or such designated "Responsible Officer" as specified and directed by the Board of Directors, shall review the call reports, annual reports, or such other publicly available information as the Responsible Officer shall deem appropriate concerning each correspondent to which this Bank has a "significant exposure". For purposes herein, "significant exposure" shall be deemed to exist whenever the exposure of this Bank with a correspondent is more than $150,000 on a monthly average basis. Exposure shall be measured by using the actual amount owed to the Bank on all exposure types. This is to include the sale of federal funds (exclusive of agent status).

B. The Responsible Officer shall conduct such reviews more frequently than quarterly if prudent to do so, based upon the size and type of the Bank's exposure and the financial condition of such correspondent. In assessing the financial condition of each correspondent, the Responsible Officer shall consider at a minimum the following financial characteristics of the correspondent's:

     1.   Capital level;
     2.   Level of non-accruals and past due loans and leases;
     3.   Level of earnings;
     4.   Factors affecting the correspondent financial condition.

     In such assessments, the Responsible Officer may also take into account the rating of the correspondent by a bank rating agency whose general assessment and selection criteria have been reviewed and approved by the Board of Directors. At present, this board has reviewed and approved the criteria of the following bank rating agency:

                  Bauer Financial Reports, Inc.
                  P.O. Drawer 145510
                  Coral gables, Florida 35114

     This board recognizes the need to establish a current list of acceptable correspondents. The list of institutions initially identified is neither all inclusive or deemed an approval of a non-qualifying institution as required by this policy:

                  Federal Reserve Bank of Atlanta - Atlanta, Georgia Independent Bankers Bank - Orlando, Florida
                  Compass Bank - Birmingham, Alabama
                  First Union National Bank, Charlotte, North Carolina Chase Manhattan Bank - New York, New York
                  Nation Bank of Commerce - Lincoln, Nebraska

C. The Responsible Officer shall determine whether the correspondent qualifies as at least "adequately capitalized" as defined in Regulation F. At present, that standard requires the correspondent to have at a minimum:

     1.   - Total Risk Based  Capital Ratio of 8.0%;
          - Tier 1 Risk Based Capital Ratio of 4.0%; and
          - Leverage Ratio of 4.0%.
     2. If the numerical values as defined above are not equal to or exceed those minimum requirements as defined by Regulation "F" for an "Adequately Capitalized" correspondent, those minimum requirements stipulated in Regulation "F" shall be the applicable qualifications. The Responsible Officer shall:

          a.   begin applying the amended standards immediately; and
          b. bring such changes to the attention of the ALCO immediately, and to the Board of Directors at its next regular meeting after the Responsible Officer becomes aware of the changes, so that it may revise this policy.

     3. Additionally, the Bank should limit exposure to correspondent banks in the form of noninterest and interest bearing FDIC insured accounts and federal funds (exclusive of agent status). The limit for these balances on inter-day and intra-day transactions are 10% of total assets. The maturity of such exposure should be daily but may occasionally extend to seven days (except for FDIC insured time deposits which should not exceed one year). The correspondent should also meet the following quantitative measures:

          a.   Nonperforming Assets/ Assets equal to or less than 1.25%.
          b.   Repossessed Assets/Total Assets equal to less than 1.25%.
          c.   Return on Assets equal to or more than .75%.

D. The Bank shall neither establish nor (to the extent possible) continue a significant exposure to a correspondent in which the form or maturity of the exposure and the financial condition of the correspondent create a significant risk that the payments expected by the Bank will not be made in full or on time.

     1. If a correspondent relationship which initially complied with the Bank's policy later becomes non-complying because of deterioration of the financial condition of the correspondent, market changes, or any other reason, the Responsible Officer shall terminate and close out the relationship, or reduce it to an insignificant level as rapidly as
          possible,   consistent   with  prudent  banking   standards.

     2. The Responsible Officer shall report all such situations, the remedial action taken, and the results of that action, immediately to the Executive Committee of the Board of Directors, and/or to the Board of Directors at its next scheduled meeting.

E. The Bank's internal financial limit for its exposure to any institutional correspondent shall be established and recorded on the "Bank's Interbank Liability (Regulation F) Control Records". (See Appendix for Control Record format.)

     1. The Board of Directors shall review these limits from time to time upon recommendations of management or upon its own motion, and revise those limits up or down either as a global change applicable to all correspondent relationships, or for any or each specific correspondent(s), as it deems appropriate.
     2. Bank management shall use only the most current revision of each form in determining what are the internal limits of the Bank for exposures to correspondents. Each officer responsible for a correspondent relationship of the Bank shall structure that relationship so as to preclude the possibility of the relationship growing to a size in excess of the applicable internal limit unless such growth is merely an occasional anomaly, resulting from unusual market disturbances, market movements favorable to the Bank, increases in activity, operational problems, or other unusual circumstances.

F. Procedure to determine the Bank's internal financial limit for its exposure to any institutional correspondent.

     1. At least quarterly, determine the size of the exposure in each present or proposed correspondent relationship of the Bank.
     2. If the exposure is not "significant" as defined herein, go to Step 3. if the exposure is "significant" as defined, go to Step 4.
     3. Monitor the size of the exposure retroactively on a monthly basis, or more frequently if appropriate. If the exposure becomes significant, to Step 4.
     4. Review each correspondent's latest call report, annual report, rating by any bank rating service approved in this Policy, or any other available financial information about the correspondent to determine whether it has at least the capital as defined in item C of this section.
     5. If the correspondent does not meet all of those three requirements, determine how best to reduce the Bank's exposure to that correspondent below the level defined as "significant" in the Policy. Alternatively, determine how to eliminate that exposure completely. Weigh the risks and costs of each alternative against the risks and costs of continuing the relationship at its present level or some level higher than the lowest figure which constitutes a "significant" exposure under the Policy until its normal liquidation, if it is one which will liquidate normally at a fixed time in the future. Document these processes and report them to the Board of Directors.
     6. If the correspondent does not meet all three of those requirements, compare the size of the Bank's exposure to that correspondent with the limits stated in the Bank's interbank liability control record established by the Policy.
     7. If the exposure is less than the applicable limit on the control record, note that fact in the working papers and repeat the above steps at the next regular monitoring.
     8. If the exposure is greater than the applicable limit in the Bank's control record, the Responsible Officer shall reduce the exposure at or below the level limit amount, unless the excess is merely an occasional one, resulting from unusual market disturbances, market movements favorable to the Bank, increases in activity, operational problems, or other unusual circumstances. Document these actions.

G. To override internal limits as to Interbank Liabilities will require documenting the processes and the situation. Authority is vested with the Chief Executive Officer or President to override the limitations herein established.

     Interbank Liability (Regulation F) Control Record

         Correspondent Name:         Independent Bankers Bank
         Address:                    P.O. Box 4998
                                     Orlando, FL  32802-2998
         Telephone Number:           1-800-275-4222
         Contact Person:             James H. McKillop III
         Exposure Limits:            Type                 Maximum Amount
                                     All                     $150,000
         Most Recent Revision Date:  March 23, 1995


         Correspondent Name:         Compass Bank
         Address:                    15 South 20 Street
                                     Birmingham, Alabama 35233
         Telephone Number:           1-800-239-2265
         Contact Person:             Kathleen Rethelford
         Exposure Limits:            Type                 Maximum Amount
                                     All                     $150,000
         Most Recent Revision Date:  March 23, 1995


         Correspondent Name:         National Bank of Commerce
         Address:                    Lincoln, Nebraska
         Telephone Number:
         Contact Person:
         Exposure Limits:            Type                 Maximum Amount
                                     All                     $150,000
         Most Recent Revision Date:  September 22, 1998

X.    INVESTMENT ACCOUNT STATEMENT OF OBJECTIVES

     1. To furnish an investment vehicle for funds which may be required for liquidity purposes, especially in periods of deposit decline and/or increased loan demand.
     2.   To utilize funds not needed for loan demand.
     3. To maximize income derived from investments in accord with liquidity and quality criteria, advantageously benefitting from applicable tax law.
     4. Florida statutes governing reserve requirements of state chartered banks direct that a state bank must maintain a daily liquidity position equal to at least 15 percent of its total transaction accounts and 8 percent of its total non-transaction accounts, less those deposits of public funds for which security has been pledged as provided by law. Bank assets eligible to meet the liquidity requirement are cash on hand, demand deposits due from correspondent banks, and other investments and short-term marketable securities.
     5. To provide security meeting necessary criteria for public funds liability composition.
     6. To balance the market credit risks of the Bank's asset and liability composition.
     7.   To provide for a dependable and steady source of income.

XI.    INVESTMENT ACCOUNT RESPONSIBILITY

     1. The responsibility of establishing an investment policy and reviewing transactions is vested with the Bank's Board of Directors.
     2. The Bank's Chief Executive Officer or President (or in their absence, other designated officer) are responsible for executing and carrying out the investment policy, subject to approval of the Board of Directors.
     3. The Chief Executive Officer or President (or designee) may elect to implement investment account policy or may appoint a portfolio manager to do so with duties to include:

          a.   Active investment account management;
          b.   Recommend investment strategy;
          c.   Recommend modifications to the portfolio policy.

     4. The Chief Executive Officer or President (or designee) is to establish the size and composition of the investment account including the maximum amount to be invested in acceptable portfolio investments based on total resources as further expounded in the section titled "Investment Portfolio Considerations".
     5. The Chief Executive Officer or President (or designee) shall cause to be maintained documentation to support the credit responsibility of all issuers of securities owned by the Bank.
     6. In those situations when it may be prudent to make investment decisions which would differ from current investment policy and when it would be impossible to convene the Bank's Board of Directors or Executive Committee, the Chief Executive Officer or President (or other officer with investment authority) may make such investments. The purchase is to be reported to the Board of Directors at its next regular meeting for ratification.

XII.    INVESTMENT ACCOUNT REVIEW

     1. The Board of Directors will review the investment account not less than quarterly which will include:

          a.   Securities maturities;
          b.   Current market value of securities held;
          c.   Current quality ratings of issuers of political subdivisions;
          d.   Current yields of the investment account;
          e.   Securities purchased, sold or called since date of last review.
          f.   Pledged / unpledged status

     2. An interest rate sensitivity stress test for mortgage backed and derivative securities should be reviewed at least annually by the Board of Directors.

XIII.    ACCEPTABLE PORTFOLIO INVESTMENTS

The following instruments are acceptable portfolio investments. The Bank will adhere to the specific guidance or requirements from its regulators covering suitable investment practices.

     1.   U.S. Treasury obligations (Bills, Notes, Bonds).
     2.   Federal agency securities including pass through bonds.
     3.   Federal National Mortgage Association securities.
     4.   State, County and Municipal Obligations.

          a.   General obligations (a prospectus and analysis is required)
          b.   Revenue obligations
          c.   Public Housing Authority
          d.   Ratings equal to A or higher

     5. Mortgage derivative products including CMOs, REMICs, CMO, and REMIC residuals and stripped mortgage backed securities. The Bank recognizes that the stress testing of these products has significant value for managing risk and should be obtained whenever possible.
     6.   Corporate Bonds and Commercial Paper with ratings of AA or higher.
     7.   Certificates of deposit issued by FDIC insured institutions.

XIV.    INVESTMENT PORTFOLIO CONSIDERATIONS

     1.   Cash position and Asset/Liability Policy.
     2.   Seasonal loan & deposit fluctuations and liquidity requirements.
     3.   Pledging requirements.
     4.   Reserve requirements.
     5.   Tax position and strategy.
     6.   Dealers

          a. Those banks designated as correspondents of the Bank or other reputable dealer banks.
          b.   Non-bank   dealers   shall  be  firms  of  national  or  regional
               recognition and reputation.

     7.   Issuer quality.
     8. Following these considerations, longer maturities shall be stressed during periods of higher yields with shorter maturities considered during periods of lower yields.

XV.    INVESTMENT LIMITATION AS TO TERM

The maturity distribution criteria of the Bank is based on factors including, but not exclusively limited to, liquidity, yield, and the Bank's "Gap" position. Longer maturities shall be stressed during periods of higher yields with shorter maturities considered during periods of lower yields.

     1. U.S. Treasury obligations - preferably seven years, maximum of twenty years.
     2. Federal agency and federal corporation obligations - preferably five years, maximum of twenty-five years.
     3. U.S. Government guaranteed pass through securities - maximum of twenty years.
     4.   State, county and municipal obligations - maximum of ten years.
     5. Mortgage Derivative Products - Has an expected average life of less than ten years.
     6.   Public Housing Authority - maximum of ten years.
     7.   Corporate bonds - maximum of five years.
     8.   Certificates of deposit - maximum of one year.

XVI.    INVESTMENT LIMITATIONS AS TO AMOUNT

Maturity strategy within the foregoing scope of limitations is to be based on the portfolio considerations and prudent liquidity requirements.

     1.   U.S. Treasury Obligations - no limitations.
     2. Federal agency or federal corporation securities - 50% of total deposits except maturities of one year or less.
     3.   Federal agency securities (Government guaranteed) - no limitations.
     4. State, county and municipal obligations - not to exceed $250,000 in any one issue or $500,000 in any issuing agency to a maximum aggregate of any one state of $500,000 with exception to the State of Florida which will be limited to aggregate maximum of $2,000,000. The total municipal portfolio is not to exceed 30% of average year-to-date deposits.
     5. Mortgage Derivative Products - 30% of total deposits except maturities of one year or less.
     6. Public Housing Authority - not to exceed $250,000 of any one issue or issuing agency.
     7. Corporate bonds and commercial paper - not to exceed $250,000 of any single issuing corporation.
     8. Certificates of Deposit - $100,000 with any single federally insured financial institution.
     9.   State of Israel Bonds - not to exceed $100,000

XVII.    ACCEPTABLE DENOMINATIONS OF PORTFOLIO INVESTMENTS

Exceptions to the following would include additional purchases of issuers previously purchased in smaller lot sizes.

     1. U.S. Treasury Obligations - minimum of $500,000 and in denominations thereof, whenever possible.
     2. Federal agency, federal corporation securities and mortgage derivative products minimum of $100,000 and in denominations thereof, whenever possible.
     3. State, county and municipal obligations - minimum of $100,000 and denominations thereof, whenever possible.
     4.   Public Housing Authority - minimum of $100,000 whenever possible.
     5.   Corporate bonds/commercial paper - minimum of $100,000.
     6. Special purchases that are bank eligible may be specifically approved by the Board or Asset/Liability from time to time - maximum not to exceed $100,000 by any one issuer and $250,000 in aggregate.
     7.   Certificates of Deposit - $100,000 denomination.

XVII.    ACCEPTABLE GEOGRAPHIC SPREAD OF STATE, COUNTY AND MUNICIPAL
         INVESTMENTS

     1. Emphasis of the State, County and Municipal investment portfolio shall be placed in those issues of the State of Florida, Florida counties and its municipalities. Florida securities are exempt from the intangible personal property tax.
     2. Obligations of other states, counties and municipalities should be of higher quality, better known issues.

XVIII.    UNACCEPTABLE INVESTMENT SECURITIES

     1. Securities issued by the Commonwealth of Puerto Rico or foreign securities are not acceptable except as approved specifically by the Board.

XIX.    INVESTMENT PORTFOLIO COMPOSITION & TRADING ACTIVITIES

All investments are designated as hold-to-maturity unless otherwise noted or identified.

     1.   The  Bank's  securities   portfolio  will  consist  of  the  following
          classifications with each carried on the Bank's financial statements as required by generally accepted accounting principles.

          a. The "investment" portfolio which consists of securities intended to be held to maturity.
          b. The "trading" portfolio which has securities that are bought and held principally for the purpose of selling them in the near term.
          c. The "available-for-sale" portfolio in which securities are purchased and sold for holding gains and other asset/liability management purposes. Securities held in this portfolio shall be for the purpose of taking advantage of any one or more of the following opportunities (with consideration given to the Bank's earnings, liquidity, tax and capital status):

               1.   Improve yields
               2.   Quality grades
               3.   Maturities
               4.   Tax position
               5.   Marketability
               6.   Gains

XX.  INVESTMENT PLEDGING STRATEGY

     1. When possible and necessary, the pledging of long or medium term state, county and municipal obligations should be carried out rather than those securities acceptable for meeting the statutory reserve requirements or maturing in the near future. 2. Securities pledged should be those held for the permanent investment account rather than securities acquired for liquidity or trading considerations.

XXI. FED FUNDS PURCHASED & SECURITY REPO AGREEMENTS - BANKS

     1. Short term liquidity requirement can be met by purchasing federal funds from correspondent banks that have approved credit lines for the Bank.
     2. Generally, these banks require that a fed funds purchased position not exceed seven days and every effort should be made to adhere to this requirement. If for some reason the Bank cannot, steps should be taken to liquidate securities sufficient to meet the repayment requirement. Correspondent banks may extend the period if the Bank discusses the situation with them. It may be appropriate to collateralize such borrowing by instituting a Securities Repurchase Agreement to the correspondent bank rather than selling securities, especially if a loss would be incurred. These instruments are for longer terms and often have lower interest rates.

XXII.SECURITY REPURCHASE AGREEMENTS (REPO'S) - SALES TO CUSTOMERS

     1.   Minimum amount of $100,000 in $25,000 increments thereafter.
     2. Securities sold shall be government agency securities or, if not available, U.S. Treasury obligations.
     3.   Sale shall be based on current market value of the security.
     4.   Issued on "running open" basis at fluctuating daily rate.
     5. Interest shall be paid as negotiated but at least monthly and on termination of repurchase agreement. Interest expense should be accrued on a daily basis.


XXIII.   FEDERAL FUNDS - SALES

     1. Excess funds after determination of daily cash position shall be invested in fed funds on a "running open" arrangement on immediate availability basis.
     2. Sales shall be to domestic banks only which are of sound financial strength. Current financial information of banks meeting the criteria of purchasing banks shall be on file at all times.
     3.   Funds sold to any one institution shall not exceed $250,000.
     4. The Bank's other correspondent institutions are to be excluded from purchasing fed funds from Southern Security Bank's agent bank.
     5. Maximum interest earnings should be obtained, but not at the expense of safety and liquidity.
     6.   Interest is to be paid on next day basis.

XXIV.    INVESTMENT SAFEKEEPING AND PORTFOLIO ACCOUNTING

     1. All definitive securities (certificates with ownership registered or bearer bonds with coupons attached) are to be maintained in safekeeping with one or more correspondent banks providing the service. Safekeeping banks should provide prompt processing of coupon interest and matured bonds.
     2. Book entry securities are to be maintained with a safekeeping bank or the Federal Reserve Bank.
     3. Portfolio accounting shall be attained from a service bureau bank or correspondent bank offering the service to provide information necessary for proper investment account review.